Exhibit 10.10

2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

September 11, 2007

Anastasios Gianakakos

1045 Mason, Unit 202

San Francisco, CA 94108

Dear Tassos:

This letter confirms the terms of the offer we extended to you on September 16, 2006 with updates to certain terms and conditions to reflect the status of your employment as of the date of this letter. The terms and conditions specified in this letter are effective as of September 30, 2006, your original start date.

Your title is Sr. Vice President, Business and Corporate Development reporting to me. Your starting bi-weekly compensation on your start date was $9,038, annualized to $235,000.

On your start date, you were eligible for MAP’s bonus program, which is currently an MBO based program with target goals set at 20%. This program is subject to annual review by the Board of Directors.

You have been given a one-time sign-on bonus of $30,000, which has already been paid to you. In addition, the Company has reimbursed or will reimburse up to $10,000 for moving expenses for any move that relocates you closer to the MAP facility within the first twelve months of your employment. To qualify for the reimbursement, you must submit valid receipts and any reimbursements will be paid to you as taxable income. Should you leave the company within the first twelve months of your employment, you will be expected to repay MAP Pharmaceuticals, Inc. the full amount of the bonuses granted to you.

The Compensation Committee of MAP’s Board of Directors has granted and MAP has issued options equal to 1.5% of outstanding shares (as of September 16, 2006) subject to standard vesting (# of shares and price set upon commencement of full time employment) to you in connection with your full time employment.

As a MAP employee, you are also be eligible for full company benefits, which include Health, Dental, Life, Vision, Vacation and Holidays.

Your offer was originally contingent upon your ability to show satisfactory proof of identity and authorization to work in the United States and upon the successful completion of our employment background check and drug test. These contingencies have been met and cleared results have been received.

As required, on your start date you executed the company’s Confidentiality and Assignment of Inventions Agreement, providing for protection of the company’s proprietary information and trade secrets. We ask that you continue to make every effort to protect the confidential and proprietary information of MAP Pharmaceuticals, Inc.

2400 Bayshore Parkway Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

Anastasios Gianakakos – Page 2

As part of your employment at MAP Pharmaceuticals, Inc., you have been required to attend Safety Training. Additional information has been given to you upon joining the organization.

Tassos, we look forward to your continued contributions to the MAP Pharmaceuticals, Inc. team! We believe you will find that MAP Pharmaceuticals, Inc. will continue to provide a unique and rewarding work experience.

Please contact me if you have any questions regarding your employment. You may accept these terms and conditions by signing below and returning the signed copy, the second copy is for your records.

Sincerely,

/s/ Tim Nelson
Tim Nelson
President and Chief Executive Officer

You understand that this letter is not a contract, expressed or implied, guaranteeing employment, or employment for any duration. You further understand that you are an “at will” employee, and that your employment with MAP has been voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. MAP will have a similar right, and may conclude our employment relationship with you at any time, with or without cause. Additionally, we may withdraw your employment at any time, with or without notice to you. The provisions stated in this letter supersede all prior discussions and negotiations, and no other writing published by MAP Pharmaceuticals, Inc. is intended to modify the presumptions of at-will employment status.

Agreed and Accepted:

/s/ Anastasios Gianakakos	September 19, 2007
Anastasios Gianakakos	Date